                                           *** Text Omitted Filed Separately
                                           Confidential Treatment Requested
                                           Under 17 C.F.R. 'SS''SS'200.80(b)(4),
                                           and 240.24b-2
                                                                    CONFIDENTIAL

                           EXCLUSIVE SUPPLY AGREEMENT


         THIS EXCLUSIVE SUPPLY AGREEMENT ("Agreement") is entered into as of November 12, 2002 (the "Effective Date") by and between TCI NETWORK SOLUTIONS, INC. d/b/a/ AT&T BROADBAND NETWORK SOLUTIONS, a Colorado corporation, whose principal place of business is Five Parkway Center, Suite 100, Pittsburgh, Pennsylvania 15220 ("ABNS"), and SORRENTO NETWORKS, INC., a New Jersey corporation, whose principal place of business is 9990 Mesa Rim Road, San Diego, CA 92121 ("Sorrento") (collectively, the "Parties" and individually, a "Party").

                                    RECITALS

         Whereas, ABNS maintains and operates communications networks as a private carrier throughout the United States and provides capacity on such networks to different types of users for the transmission of voice and data communications services; and

         Whereas, Sorrento specializes in the design and development of dense wavelength division multiplexing ("DWDM") and course wavelength division multiplexing ("CWDM") equipment used for the transmission of data over such networks; and

         Whereas, the Parties desire that Sorrento be ABNS's exclusive supplier of DWDM and CWDM equipment set forth on Sorrento's standard price list ("Equipment") for certain specific ABNS networks provided to UFO [...***...]*, and that ABNS purchase from Sorrento, and Sorrento sell to ABNS, such Equipment, in accordance with this Agreement.

         NOW THEREFORE, ABNS and Sorrento, in consideration of the mutual covenants herein expressed and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, and intending to be legally bound, hereby agree as follows.

                                    AGREEMENT

SECTION 1.        PURCHASE OF EQUIPMENT

1.1 Equipment Prices. The prices applicable to ABNS's purchase of Equipment under this Agreement shall be the prices stated in the price list furnished by Sorrento to ABNS in connection with this Agreement, less a [...***...]* ([...***...]*) discount for all Equipment except for amplifiers and a [...***...]* ([...***...]*) discount for amplifiers. The prices set forth in such price list may be revised by Sorrento once per year, provided that any price increase resulting from such revision shall not exceed the Consumer Price Index for the then-current year, or [...***...]* ([...***...]*), whichever is greater. Future pricing/discount allowance shall be negotiated annually on a good faith basis between the Parties. Such negotiations shall take into consideration volume shipments for the proceeding 12 months, standard industry trends and other factors that may have an impact upon established prices that have been in effect for the previous period.

1.2 Orders. This Agreement establishes the terms and conditions pursuant to which Sorrento will sell to ABNS the Equipment that ABNS orders for use in connection with providing UFO Communications, Inc. ("UFO") ABNS services. ABNS may order Equipment under this Agreement by submitting purchase order forms to Sorrento that specify the amount and kind of Equipment ABNS wants to order and that the order is being submitted pursuant to this Agreement; provided, however, that any terms contained in such forms, or in any related documents exchanged by the Parties, that add to, are inconsistent with, or vary the terms of this Agreement are hereby rejected by Sorrento and are of no effect. Sorrento shall use commercially reasonable efforts to accept or reject purchase orders within seven (7) business days from receipt thereof and, if rejected, to provide reasons therefor.


* Confidential Treatment Requested

                                                                    CONFIDENTIAL


1.3 Exclusivity. During the Term (as defined in Section 2.1.1), Sorrento will be ABNS's exclusive supplier of all DWDM and CWDM equipment that ABNS uses to provide UFO with [...***...]* on ABNS's [...***...]* as [...***...]*.
Accordingly, except as expressly allowed under the remainder of this Section 1.3, ABNS will fulfill all its needs for such DWDM and CWDM equipment by purchasing such equipment exclusively from Sorrento. ABNS may purchase such equipment from another supplier only if (a) Sorrento, after receiving written notice of ABNS's unique technical and business requirements to provide such access and a reasonable period of time to meet the requirements, is unable to provide Equipment that generally meets the requirements or (b) the other supplier's equipment is demonstrably superior to the Equipment in substantially all material respects. If ABNS intends to purchase such equipment from another supplier pursuant to this Section 1.3, ABNS will notify Sorrento in writing at least thirty (30) days before ABNS purchases such equipment, which notice will state in reasonable detail why the applicable Equipment does not meet ABNS's technical and business requirements or how the other supplier's equipment is superior to the applicable Equipment. Additionally, if Sorrento rejects an order as provided in Section 1.2 hereof, then ABNS shall be released from the exclusivity requirements of this paragraph for the equipment as specified in the rejected order.

1.4    Equipment Order Modification

       1.4.1 Rescheduling. ABNS will have the right to reschedule any Equipment shipment, as specified in a purchase order accepted by Sorrento, for no more than [...***...]* ([...***...]*) [...***...]* from the originally scheduled delivery date as specified in such accepted purchase order, provided that written notice of such request to reschedule (which notice includes the revised Equipment shipment date) is received by Sorrento at least [...***...]* ([...***...]*) [...***...]* prior to the originally scheduled delivery date. The foregoing right to reschedule will be available to ABNS only twice with respect to any purchase order accepted by Sorrento. The restrictions set forth under this paragraph on the ABNS ability to reschedule Equipment shipment shall not apply if the reason for any reschedule request is based upon a request or delay caused by UFO.

       1.4.2 Configuration. ABNS will have the right to make Equipment configuration changes to any Equipment shipment specified in a purchase order accepted by Sorrento, provided that written notice of such request to make Equipment configuration changes (which includes sufficient detail to enable Sorrento to make such configuration changes) is received by Sorrento at least [...***...]* ([...***...]*) [...***...]* prior to the scheduled delivery date as specified in such accepted purchase order.

       1.4.3 Cancellation. ABNS will have the right to cancel any Equipment shipment specified in a purchase order accepted by Sorrento provided that if written notice of such Equipment shipment cancellation is received by Sorrento within [...***...]* ([...***...]*) (but more than [...***...]* ([...***...]*))
[...***...]* before the scheduled delivery date it will be subject to a [...***...]* of [...***...]* ([...***...]*) of the aggregate purchase price or a
[...***...]* ([...***...]*) [...***...]* of the aggregate purchase price if the cancellation is received by Sorrento within [...***...]* ([...***...]*) [...***...]* before the scheduled delivery date.

1.5 Payment Terms. Payments for Equipment shall be made in U.S. Dollars and all undisputed amounts are due within forty-five (45) days from the date of Sorrento's invoice therefor. Each shipment will be separately invoiced and paid for when due without regard to other shipments. All past due payments will accrue interest at 1% per month on the declining unpaid balance, or the highest rate allowed by law, whichever is less. In the event of delinquency on any account, ABNS agrees to pay for all collection costs, attorneys fees, and court costs incurred in the collection of said account, regardless of whether judicial action is taken or otherwise. If ABNS does not make payment in accordance with terms of payment specified herein, Sorrento may, in addition to its other remedies, at its option either (a) terminate this Agreement, (b) refuse to perform further under this Agreement until ABNS cures said payment default; and/or (c) require payment in advance for all future shipments.

1.6 Taxes. All prices for Equipment are exclusive of federal, state, or local sales, use, excise, or similar taxes applicable to the sale or to the products sold, except taxes based upon Sorrento's net income. Any such taxes shall be separately itemized on Sorrento's invoices and ABNS agrees to assume and pay or cause to be


* Confidential Treatment Requested     2.

                                                                    CONFIDENTIAL


paid any and all such taxes and other charges incidental to the purchase or sale of such Equipment, or, in lieu thereof, ABNS shall furnish Sorrento with a properly executed tax exemption certificate prior to shipment.

1.7 Equipment Delivery. All shipments will be F.O.B. destination (as the destination is specified in the applicable purchase order), and title and risk of loss or damage will pass to ABNS, and delivery will be deemed to have occurred, at such point. Notwithstanding the foregoing, ABNS will be responsible for all shipping and insurance charges, which will be prepaid and invoiced by Sorrento unless other arrangements are made by ABNS. Prices include packaging in accordance with Sorrento's standard commercial practice. Delivery dates provided to ABNS by Sorrento represent Sorrento's best estimate of when the Equipment will be shipped. Sorrento does not accept any liability for damages, losses or any other costs due to delivery delays, provided, however, that if the delivery does not occur within ten business days of the designated delivery date, ABNS may cancel the order in whole or in part without incurring any cancellation charges.

1.8 Training. During the first year after the Effective Date, upon ABNS's request, Sorrento will provide Sorrento's standard Equipment certification training for up to [...***...]* ([...***...]*) customer-service employees in each Metropolitan Market [...***...]* and at ABNS's facilities within the Metropolitan Markets. Any training provided to ABNS employees after the first year, and any training provided outside of a Metropolitan Market at any time, will be provided at Sorrento's designated training facilities and ABNS will pay Sorrento's standard fees for such training. ABNS will pay the travel and other expenses of its employees who attend any Sorrento training session. A "Metropolitan Market" means either a single city (e.g., [...***...]* or [...***...]*) or group of cities in an integrated urban area (e.g., [...***...]*, [...***...]* and [...***...]* are within one metropolitan market)
in which ABNS has installed, or has immediate plans to install, Equipment.

1.9    Warranty

       1.9.1 Sorrento warrants that Equipment furnished under this Agreement will substantially conform with Sorrento's applicable published specifications and be free in all material respects from defects in material and workmanship for [...***...]* ([...***...]*) [...***...]* from the date of shipment (the
"Warranty Period"). Sorrento also warrants that the title to all Equipment delivered to ABNS hereunder will at the time of delivery be free of any liens of any kind whatsoever, and further warrants that for all Sorrento software furnished to ABNS hereunder, Sorrento has the full authority to grant the license to ABNS set forth in Section 1.12. Sorrento will at its own expense and option, and as ABNS's sole and exclusive remedy for any breach of this warranty, repair or replace Equipment that does not conform to the foregoing warranty, or, if Sorrento determines that such options are not commercially reasonable, refund the monies paid by ABNS for the non-conforming Equipment; provided that ABNS notifies Sorrento of any Equipment that does not conform to the foregoing warranty during the Warranty Period. ABNS must return non-conforming Equipment to Sorrento in accordance with the procedures set forth in Section 1.10. Any replacement Equipment will be new or reconditioned. Transportation charges on any Equipment returned from ABNS to Sorrento will be at Sorrento's expense. The warranty provided under this Section 1.9 will be void if (a) the Equipment fails or malfunctions as a result of improper handling, installation, maintenance, removal, modification, or repair; or (b) the Equipment is damaged, or subjected to abuse, abnormal physical or electrical stress, or improper use.

       1.9.2 THIS WARRANTY IS EXPRESSED IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM COURSE OF CONDUCT. NO STATEMENT BY ANY EMPLOYEE OF SORRENTO WILL CONSTITUTE A WARRANTY.

1.10 Equipment Returns. Before returning any Equipment to Sorrento, ABNS will obtain a Return Material Authorization (RMA) number from Sorrento and all return documentation must contain Sorrento's RMA number. Sorrento will not unreasonably delay or withhold the issuance of an RMA number. Returned shipments not properly identified with an RMA number will be refused by Sorrento. The foregoing notwithstanding, prior to refusing such shipment Sorrento will first contact ABNS to resolve any identification deficiencies. The request for an RMA number must include serial numbers when possible and full identification


* Confidential Treatment Requested     3.




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                                                                    CONFIDENTIAL


of the Equipment to be returned and must reasonably identify how the returned Equipment fails to conform to the warranty set forth in Section 1.8. Proper handling procedures must be used in the packing and shipping of all returned Equipment. Returned Equipment must be returned in the original and/or an equivalent container and have the RMA number clearly visible on the package.

1.11 Support. For a period of [...***...]* ([...***...]*) [...***...]* from the date of shipment of any new Equipment purchased by ABNS from Sorrento under this Agreement, Sorrento will provide "[...***...]* level" support for such Equipment as described in Exhibit A. During this [...***...]* ([...***...]*) [...***...]*
period, such support will be provided [...***...]* to ABNS (other than for field support as set forth in Exhibit A). After this [...***...]* (...***...]*) [...***...]* period, ABNS may renew such support at Sorrento's then-current standard fees, rates, and payment terms.

1.12   Software License

       1.12.1 License. All software furnished to ABNS is licensed, not sold. Sorrento grants to ABNS a fully paid-up, royalty-free, perpetual and nonexclusive license (a) to use the Sorrento software contained in the Equipment delivered hereunder ("Licensed Software") solely as contained in the Equipment on which it was installed at shipment and in accordance with the applicable documentation, and (b) to make one (1) copy of such software for archival or backup purposes. No other right to copy the Licensed Software in whole or in part is granted to ABNS under this Agreement. Such license shall be non-transferable unless the Equipment purchased hereunder is sold or transferred to another party in which case the license granted for the Licensed Software shall be transferred to the new owner of the Equipment subject to the limitations contained in this license grant. ABNS's use of any third party software provided along with the Equipment that is accompanied by a separate license agreement is subject to such separate agreement.

       1.12.2 Restrictions. ABNS may not modify, reverse engineer, or otherwise attempt to derive the source code of the Licensed Software. Sorrento reserves all rights in the Licensed Software not expressly granted hereunder. ABNS agrees not to remove, alter, or obscure any of the copyright and other proprietary rights notices on the Licensed Software delivered hereunder, and to include the same on any copies it makes, in whole or in part.

1.13 Export Control Compliance. ABNS agrees to adhere to all of the requirements of the U.S. Export Administration laws and regulations with respect to the Equipment and shall not export or re-export any Confidential Information (as defined in Section 2.4), technical data, or Equipment received from Sorrento, or any direct product of such Confidential Information or technical data, in violation of any applicable law. This requirement is not limited by the time period stated in this or any agreement, and will survive the termination of this Agreement.

1.14 Government Contract Provisions and Clauses. If any Equipment purchased hereunder is incorporated into a product sold under a United States government contract, the government clauses required to be passed on to Sorrento will not be deemed accepted unless separately and specifically accepted by Sorrento in writing.

SECTION 2. GENERAL TERMS AND CONDITIONS

2.1    Term and Termination

       2.1.1 Term. The term of this Agreement will begin on the Effective Date and, unless terminated earlier pursuant to Section 2.1.2, continue for five (5) years after such date (the "Initial Term") and will continue after the Initial Term until one Party gives the other Party ninety (90) days written notice of termination. The Initial Term and any continuing term thereafter are collectively referred to as the "Term."

       2.1.2 Termination for Breach. Each Party will have the right to terminate this Agreement by written notice to the other Party if the other Party materially breaches the Agreement and fails to cure such breach, or implement a corrective action plan designed to cure the breach, within sixty (60) days after receiving


* Confidential Treatment Requested     4.

                                                                    CONFIDENTIAL


written notice of the breach from the non-breaching Party and if such breach still has not been cured, or a corrective action plan still has not been implemented, when the termination notice is given.

2.2 Limited Liability. EXCEPT FOR BREACHES OF SECTION 1.3 ([...***...]* WITH RESPECT TO [...***...]*, WHICH MAY BE RECOVERED), SECTION 1.12.2 AND SECTION 2.4, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL, OR LOSS OF PROFITS, ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR THE PERFORMANCE OR NONPERFORMANCE OF ANY OBLIGATION HEREIN, WHETHER ARISING OUT OF CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY.

2.3    Indemnification

       2.3.1 Claims. Each Party ("Indemnifying Party") will indemnify and hold harmless the other Party ("Indemnified Party") and its officers, directors and employees from and against any and all damages, losses, liabilities, expenses, judgments, fines, settlements and any other amounts of any nature awarded by a court or arbitrator of competent jurisdiction, including reasonable fees and disbursements of attorneys, accounts, and experts so awarded (collectively, "Damages"), arising from any and all third party claims, demands, actions, suits, or proceedings whether civil, criminal, or administrative (collectively, "Claims") based upon or relating to (a) in the case of ABNS as the Indemnifying Party, any claim by ABNS customers or users (including UFO), other than claims for which Sorrento is the Indemnifying Party under Section 2.3.1(b), and (b) in the case of Sorrento as the Indemnifying Party, (i) any claim that the Equipment violates a valid U.S. patent issued as of the Effective Date, a copyright, a trade secret recognized under the Uniform Trade Secrets Act, or other U.S. proprietary right of a third party (excluding any patent rights other than those expressly described above), or (ii) any claim by a third party arising out of or resulting from property damage or personal injury caused by Equipment that is defective in material or workmanship.

       2.3.2 Procedures. The Indemnifying Party's obligations under Section
2.3.1 are subject to the Indemnified Party notifying the Indemnifying Party promptly, in writing, of any Claims, threatened or actual, and reasonably cooperating with the Indemnifying Party to facilitate the defense or settlement of such Claims by the Indemnifying Party. The Indemnified Party may employ its own counsel in any such case, and shall pay such counsel's fees and expenses. The Indemnifying Party shall have the right to settle any claim for which indemnification is available; provided, however, that to the extent that such settlement (a) requires the Indemnified Party to incur any obligation or liability or (b) adversely affects the rights of the Indemnified Party, then the Indemnifying Party shall not settle such claim without the express prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

       2.3.3 Sorrento Obligations. In the event of a Claim that the Equipment infringes a third party's intellectual property rights as set forth in Section 2.3.1, Sorrento's obligation to ABNS for the provision of Equipment hereunder will be fulfilled if Sorrento, at its option and expense, either (a) obtains a license for ABNS to continue the use of the infringing Equipment purchased from Sorrento in accordance with this Agreement; (b) replaces or modifies the infringing Equipment so as to be substantially similar to the original infringing Equipment, but non-infringing, or (c) refunds an amount equal to the price paid by ABNS to Sorrento for the infringing Equipment. This Section 2.3 is the sole and exclusive remedy of ABNS, and Sorrento's sole obligation, with respect to claims of intellectual property infringement.

2.4 Confidentiality. Each Party acknowledges that it may have access to certain confidential information of the other Party concerning the other Party's business, plans, customers, technology, and products, and other information held in confidence by the other Party (collectively, "Confidential Information"). Confidential Information includes all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, the receiving Party knows is confidential. Each Party agrees that it will (a) disclose the other Party's Confidential Information only to its employees that have a need to know


* Confidential Treatment Requested     5.

                                                                    CONFIDENTIAL


such information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the receiving Party's duty hereunder,
(b) not use the other Party's Confidential Information except to perform its obligations under this Agreement, and (c) will not disclose the other Party's Confidential Information to any third party except as expressly permitted in this Agreement or with the express prior written consent of the Disclosing Party. Each Party will take reasonable precautions to protect the confidentiality of the other Party's Confidential Information in its possession, which precautions will be at least as stringent as those takes to protect its own Confidential Information. Information will not be deemed Confidential Information if the receiving Party can prove by clear and convincing evidence that such information: (i) was known to the receiving Party prior to receipt from the disclosing Party; (ii) was lawfully provided (independently of disclosure by the disclosing Party) to the receiving Party by a third party that does not have an obligation of confidentiality to the disclosing Party; (iii) has become publicly known or otherwise ceased to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (iv) has been independently developed by the receiving Party. The receiving Party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing Party reasonable prior written notice sufficient to permit the disclosing Party to contest such disclosure. The receiving Party will either, at its option, return to the disclosing Party or destroy all Confidential Information of the disclosing Party in the receiving Party's possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or upon the expiration or termination of this Agreement, whichever comes first. The receiving Party will certify in writing that it has fully complied with its obligations under the preceding sentence if such a certification is requested by the disclosing Party.

2.5 Assignment. Either Party may assign this Agreement to a successor or affiliate in connection with a reorganization, acquisition, merger, or similar transaction, provided that the successor or affiliate agrees to assume and fulfill all of such Party's ongoing and future obligations under the Agreement. All obligations and duties of either Party under this Agreement shall be binding on all successors in interest and assigns of such Party. Except as expressly permitted above, neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any third party without the other Party's express prior written consent, and any attempted assignment, delegation or transfer in violation of the foregoing will be null and void.

2.6 Force Majeure. Neither Party will be held liable for, or be deemed in breach of this Agreement as a result of, any delay or failure in performance of this Agreement by such Party arising from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, terrorism, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts, unusually severe weather conditions, inability to secure products or services of other persons or transportation facilities, or acts or omissions of transportation common carriers.

2.7 Severability. If any provision of this Agreement is for any reason held invalid, unenforceable, or void in any respect, such provision shall be construed so as to render it enforceable and effective to the maximum extent possible in order to effectuate the intention of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

2.8 Publicity. Any press releases or public announcements by either ABNS or Sorrento concerning this Agreement will require prior written approval of both Parties. However, nothing in this section prohibits either Party from making disclosures or filings concerning this Agreement as necessary to comply with legal requirements applicable to such Party or in filings with the Securities and Exchange Commission and other regulatory bodies.

2.9 Third Party Beneficiaries. No provision in this Agreement is intended, or shall be interpreted, to provide any person not a party to this Agreement with any remedy, claim, liability, reimbursement, or cause of action or create any other third-party beneficiary rights.


                                       6.

                                                                    CONFIDENTIAL


2.10 Independent Contractors. The Parties declare and agree that each Party is engaged in a business which is independent from that of the other Party and that nothing contained herein shall be construed to imply a partnership, joint venture, principal and agent, or employer and employee relationship between the Parties hereto. Neither Party shall have the right, power, or authority to create any obligation, expressed or implied, on behalf of the other.

2.11 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail (return receipt requested), overnight express air courier (charges prepaid), facsimile (with electronic answer back) or in person to the following individuals at the following addresses or such other individuals or addresses as to which a Party may have notified the other in writing and such notice shall be effective on the date of receipt or refusal thereof by the receiving Party.

     To Sorrento:

     Joe Armstrong
     Chief Financial Officer
     Sorrento Networks, Inc.
     9990 Mesa Rim Road
     San Diego, CA 92121
     Tel. 858.909.[...***...]*
     Fax 858.909.[...***...]*



     To ABNS:                                 with a copy to:

     [...***...]*                             [...***...]*
     [...***...]*                             AT&T Broadband Network Solutions
     AT&T Broadband Network Solutions         188 Inverness Ave. West
     [...***...]*                             Engelwood, CO  80112-5211
     Suite [...***...]*                       Fax  [...***...]*
     [...***...]*
     Tel. [...***...]*
     Fax [...***...]*

2.12 Headings. The headings and titles of provisions of this Agreement are for convenience only and are not to be considered in construing this Agreement.

2.13 Governing Laws. This Agreement and any issues arising out of or in relation thereto shall be governed by the law of Colorado without regard to principles of law that would require the application of laws of a different jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not govern this Agreement and is hereby disclaimed.

2.14 Amendments; Waiver. This Agreement may be amended only by written agreement signed by authorized representatives of both Parties. No waiver of any provision of this Agreement or any default under this Agreement will be effective unless the waiver is in writing and signed by or on behalf of the Party against whom such waiver is claimed. No course of dealing or failure of any Party to strictly enforce any term, right, or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

2.15 Survival. Sections 1.5, 1.9.2, 1.12.2, 1.13, 1.14, 2.2, 2.4, 2.5, 2.7 and
2.9 through 2.21 will survive any termination or expiration of this Agreement.


* Confidential Treatment Requested     7.




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2.16 Fully Integrated. This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof and supersedes and merges all prior or contemporaneous oral or written agreements, representations, statements, negotiations, understandings, proposals, and undertakings with respect to the subject matter of this Agreement.


2.17 Interpretation of Agreement. This Agreement is a negotiated document. If this Agreement requires interpretation, such interpretation shall not use any rule of construction that a document is to be construed more strictly against the Party who prepared the document.

2.18 Right to Enter into Contracts. Nothing herein shall be construed as preventing either Party from entering into similar contractual agreements with other parties, unless such contracts would conflict with the terms or performance of this Agreement.

2.19 Remedies Cumulative. Unless expressly provided otherwise herein, all rights of termination, or other remedies set forth in this Agreement are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled at law or equity in case of any breach or threatened breach by the other Party of any provision of this Agreement.

2.20 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each counterpart shall be deemed an original, and all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date and the persons signing covenant and warrant that they are duly authorized to sign for and on behalf of the respective Parties.


AT&T BROADBAND NETWORK SOLUTIONS              SORRENTO NETWORKS, INC.

BY.  /S/ [...***...]*                         BY.  /S/ JEFF PHILLIPS
   --------------------------------              -------------------------------
         (Authorized Signature)                     (Authorized Signature)


Name.  [...***...]*                           Name.  Jeff Phillips
     ------------------------------                -----------------------------
         (Please Print or Type)                     (Please Print or Type)

Title.  Vice President   11/14/02             Title.  Vice President   11/14/02
      -----------------------------                 ----------------------------


* Confidential Treatment Requested     8.




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                                                                    CONFIDENTIAL


                                    EXHIBIT A


                   [***...***]* Service Support Plan for ABNS



[...***...]* Service Plan includes:

    o  Next Day Advance Replacement

    o  7x24 TAC (Technical Assistance Center)

    o  4-hour escalation

    o  Customer Extranet access, including Support Logix Web

    o  Field Service Bulletins

    o  Service-affecting patches, Minor Feature Firmware, and Software versions

    o  Field Service at Time & Materials rates (see below)

    o  Sorrento Networks newsletter



Field Service Rates

Time Period                         Time & Material Rates *
------------------------------------------------------------------------------------------
Standard                            $[...***...]* / hour plus Travel & Living Expenses
Overtime                            $[...***...]* / hour plus Travel & Living Expenses
Weekend & Holiday                   $[...***...]* / hour plus Travel & Living Expenses
                                    (5 PM local Friday to 8 AM local Monday)
------------------------------------------------------------------------------------------

Emergency Services Callout
                                    Eight hour minimum from time of acceptance, at rates/timeframes cited above, plus Travel and Living Expenses

* Note - These rates apply to service on existing networks. New network installations are quoted separately. Rates for prolonged service requirements may also be negotiated separately and set forth in a Statement of Work, prior to acceptance by Customer and Sorrento Networks.


* Confidential Treatment Requested     9.